Neurogen Corporation
For Immediate Release	Contact:
Thomas A. Pitler
Neurogen Corp.
203-315-3046
tpitler@nrgn.com

NEUROGEN ANNOUNCES POSITIVE RESULTS FOR APLINDORE
IN RESTLESS LEGS SYNDROME AND PARKINSON’S DISEASE

--Conference call scheduled for 8:30 a.m. today--

Branford, CT, October 14, 2008— Neurogen Corporation (Nasdaq: NRGN) today announced positive top-line results from two Phase 2 clinical trials in restless legs syndrome (RLS) and Parkinson’s disease with the Company’s dopamine partial agonist, aplindore.  These studies were the first in which aplindore has been evaluated in RLS and Parkinson’s disease.

In each study, aplindore demonstrated highly significant efficacy and was well tolerated.  Neurogen believes aplindore’s dopamine partial agonist controlled release profile may be better tolerated, with fewer side effects and greater dosing flexibility, than existing drugs to treat RLS and Parkinson’s disease.  Side effects of RLS drugs currently on the market or in late-stage development include daytime somnolence, dizziness and nausea.  These drugs require titration, or slow escalation of doses, over several days or weeks to achieve an effective dose.  Side effects of drugs currently available for the treatment of Parkinson’s disease include nausea, somnolence, hallucinations and dyskinesias, or involuntary movements, and also require titration to reach therapeutic doses.

Stephen R. Davis, Neurogen’s President and CEO, said, “In the RLS study, where all subjects received the same 0.05 mg dose on the first day of dosing, we observed statistically significant efficacy at that starting dose.  This opens the possibility of dosing aplindore in RLS without prior titration.  The potential to provide relief to RLS patients without titration could provide important additional flexibility to physicians and patients.  We will further examine this possibility in future studies.”

Mr. Davis continued, “Our objective in the Parkinson’s study was to explore the safety and tolerability of aplindore across various titration schedules and dose ranges in separate groups of patients.  We were very pleased not only to successfully achieve this key objective but, in addition, to observe a strong and consistent efficacy response further informing our view of doses to take into the next study.”

Restless legs syndrome

The RLS study was a placebo-controlled, single-blind, multi-center study designed to assess the efficacy, safety and tolerability of single doses of aplindore compared to placebo.  The primary efficacy endpoint was the mean change in the Periodic Limb Movement Index (PLMI) during sleep from baseline (placebo treatment night) to the highest achieved aplindore dose.  In this study, aplindore achieved statistically significant results versus placebo (see table below) at all doses tested.  In addition, aplindore was well tolerated with an incidence of adverse events similar to placebo in doses up to 0.2 mg.

The study enrolled 27 RLS patients, with 26 patients receiving at least one aplindore treatment.  In this in-patient study, each subject spent an adaptation night in the sleep laboratory followed by a placebo-dosed (baseline) night and then individual nights of sequentially increasing doses of aplindore from 0.05 mg to 0.2 mg.  If a subject demonstrated less than a 50% reduction in PLMI from baseline at the 0.2 mg dose, the dose was escalated to a maximum of 0.7 mg.  As planned, an interim analysis on the primary efficacy endpoint was conducted when a sufficient number of evaluable patients was reached (n=19).  Results of this interim analysis indicated a significant reduction (p<0.0001) in the mean PLMI at a level higher than the pre-specified criterion (alpha=0.01) for stopping the study.  On the basis of these results, the study was terminated following the interim analysis.  The same outcomes and conclusion were also reached when a sensitivity analysis was performed including all patients treated with aplindore (n=26).

The following table shows mean PLMI for each dose group:

Periodic Limb Movement Index (PLMI) During Sleep
		placebo	aplindore 0.05 mg	aplindore 0.1 mg	aplindore 0.2 mg	aplindore highest dose
PRIMARY ANALYSIS (EVALUABLE)POPULATION (n=19)	Mean PLMI	33.97	13.88	9.12	8.24	8.20
	Mean Change from Placebo		-16.66	-24.85	-23.95	-25.77
	p-value		0.0159	< 0.0001	0.0002	< 0.0001
ALL APLINDORE PATIENTS (n=26)	Mean PLMI	35.82	16.53	14.46	13.04	12.83
	Mean Change from Placebo		-16.89	-21.61	-20.07	-22.98
	p-value		0.0035	0.0003	< 0.0001	0.0001

Parkinson’s disease

The Parkinson’s study was a dose-ranging, randomized, double-blind, placebo-controlled, parallel design exploratory study of the safety, tolerability, efficacy and pharmacokinetics of aplindore in patients with early stage Parkinson’s disease.  The primary objective was to evaluate in five separate groups of patients the safety and tolerability of aplindore given BID over two weeks in varying titration schedules and across different dose ranges.  Additionally, the study was designed to generate efficacy data with aplindore compared to placebo as measured by the mean change in the Unified Parkinson’s Disease Rating Scale (UPDRS) Motor Score (Part III).  Aplindore achieved statistically significant results versus placebo in each of the three lowest dose regimens tested.  In addition, aplindore was generally well tolerated and there were no withdrawals due to adverse events and no serious adverse events.

The study enrolled 39 patients, aged 37 to 77 years.  Patients were assigned to one of five cohorts, each cohort with a different dose escalation schedule and maximum dose.  In each cohort, 5-6 patients were randomized to aplindore and 2 to placebo.  Following two weeks of titration to five different maximum daily doses, clinically and statistically significant improvement was observed in the Motor Score (Part III) of the UPDRS in the cohorts dosed at 2 mg BID, 3 mg BID and 5 mg BID of aplindore compared to placebo-treated patients.  Patients titrated to higher aplindore doses (9 mg BID and 15 mg BID) over the same two-week period of time showed improvements that did not separate statistically from placebo.  This finding suggests a possible decrease or plateauing of the observed effect in the upper dose range and that the future evaluation of aplindore should focus on the lower dose ranges.

The following table shows mean change from baseline in UPDRS, Part III (Motor) Score:

Unified Parkinson Disease Rating Scale, Part III (Motor) Score (2 hours post-dose)
	POOLED PLACEBO (n=10)	MAXIMUM ACHIEVED DOSE OF APLINDORE
		(two weeks dose escalating treatment)
		2 mg BID (n=5)	3 mg BID (n=6)	5 mg BID (n=6)	9 mg BID (n=6)	15 mg BID (n=6)
Mean Change From Baseline	-3.3	-10.8	-12.3	-10.2	-4.8	-5.3
p-value		0.0243	0.0026	0.0107	ns	ns

Webcast

Neurogen will host a conference call and webcast to discuss this announcement at 8:30 ET today. The webcast will be available in the Investor Relations section of www.neurogen.com and will also be archived there.  A replay of the call will be available after 10:30 am ET today and accessible through the close of business, October 21, 2008. To replay the conference call, dial 888-286-8010, or for international callers, 617-801-6888, and use the pass code: 56098936.

About Neurogen
Neurogen Corporation is a drug development company focusing on small-molecule drugs to improve the lives of patients suffering from disorders with significant unmet medical need, including restless legs syndrome (RLS), Parkinson’s disease, insomnia, anxiety and pain. Neurogen conducts its drug development independently and, when advantageous, collaborates with world-class pharmaceutical companies to access additional resources and expertise.

Safe Harbor Statement
The information in this press release contains certain forward-looking statements, made pursuant to applicable securities laws that involve risks and uncertainties as detailed from time to time in Neurogen's SEC filings, including its most recent 10-K.  Such forward-looking statements relate to events or developments that we expect or anticipate will occur in the future and include, but are not limited to, statements that are not historical facts relating to the timing and occurrence of anticipated clinical trials, and potential collaborations or extensions of existing collaborations.  Actual results may differ materially from such forward-looking statements as a result of various factors, including, but not limited to, risks associated with the inherent uncertainty of drug research and development, difficulties or delays in development, testing, regulatory approval, production and marketing of any of the Company's drug candidates, adverse side effects or inadequate therapeutic efficacy or pharmacokinetic properties of the Company's drug candidates or other properties of drug candidates which could make them unattractive for commercialization, advancement of competitive products, dependence on corporate partners, the Company’s ability to retain key employees, sufficiency of cash to fund the Company's planned operations and patent, product liability and third party reimbursement risks associated with the pharmaceutical industry.  For such statements, Neurogen claims the protection of applicable laws.  Future results may also differ from previously reported results.  For example, positive results or safety and tolerability in one clinical study provide no assurance that this will be true in future studies.  Neurogen disclaims any intent and does not assume any obligation to update these forward-looking statements, other than as may be required under applicable law.

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